Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

POLYCOM APPOINTS KEVIN PARKER, FORMER CO-PRESIDENT AND CFO OF PEOPLESOFT,

TO BOARD OF DIRECTORS

PLEASANTON, Calif. – Jan. 24, 2005 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today announced it has appointed Kevin Parker, former co-president and chief financial officer of PeopleSoft, to its board of directors.

Parker, a recognized technology industry leader, served as PeopleSoft’s CFO from October 2000 to December 2004. He was also named Co-President of PeopleSoft in October 2004. At PeopleSoft he was responsible for internal operations as well as worldwide finance and accounting functions, including administration, human resources, legal, facilities and the IT organization worldwide. During his tenure at PeopleSoft, the company significantly improved its margins, increased its cash flow and return on investments, reduced expenses and lowered days sales outstanding (DSO) to best in class levels. Prior to joining PeopleSoft, Parker served as senior vice president and chief financial officer for CRM provider Aspect Communications Corp., as well as held senior management positions at Fujitsu Computer Products of America, Standard Microsystems, and Toshiba America.

“We are very pleased to have Kevin join our board of directors and believe his wealth of financial and operational experience in leading one of the largest global software companies will help guide Polycom as converged voice, video, web and data applications become integrated elements of core networks worldwide,” said Bob Hagerty, Chairman and CEO of Polycom. “His perspective of what enterprises expect from their mission critical applications and vendors will prove invaluable.”

Parker is a Henry Crown Fellow at the Aspen Institute. In 2000, CFO Magazine named him one of 20 CFOs who would make a difference in the next decade. Parker is a Certified Public Accountant and was previously with the accounting firm of Price Waterhouse. He received his bachelor’s degree in accounting from Clarkson University where he also serves on the Board of Trustees.

“I have long followed Polycom’s progress and I’m delighted to be joining the Board at such an exciting point in the company’s history,” said Parker. “Voice and video over IP is becoming mission-critical as organizations are realizing the competitive advantages that come from adding these applications to their network. Polycom is the leader in this converged collaboration space and I look forward to helping them grow during this important phase for this industry.”

About Polycom

Polycom, Inc. is the world’s technology leader of high-quality, easy-to-use video, voice, data and web conferencing and collaboration solutions. The Polycom Office™ is our continued commitment to make distance communications as natural and interactive as being there by providing best-in-class conferencing solutions that are interoperable, integrated and intuitive to the user. The Polycom Office is based on industry standards and supported by an open architecture that promotes interoperability in multi-vendor environments and complements leading network infrastructure platforms. For additional information, call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom web site at www.polycom.com.

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Polycom and the Polycom logo are registered trademarks and the Polycom Office is a trademark of Polycom in the U.S. and various countries. All other trademarks are the property of their respective owners. ©2005, Polycom, Inc. All rights reserved.